                                                                    Exhibit 10.3

               AGREEMENT FOR PURCHASE AND SALE OF CERTAIN ASSETS

                                      OF


                             CHASE SUPPLY COMPANY


                                 BY AND AMONG

                              PAMECO CORPORATION
                             CHASE SUPPLY COMPANY
                                RICHARD SWANSON
                                      AND
                                  KEN SWANSON



                                  MAY 1, 1996

                               TABLE OF CONTENTS
                               -----------------


                                                                              PAGE
                                                                              ----
1. PURCHASE AND SALE OF ASSETS...............................................    1

1.1 Purchase And Sale........................................................    1
1.2 Excluded Assets..........................................................    2
1.3 Purchase Price...........................................................    3
1.4 Assumption of Certain Liabilities........................................    3
1.5 Obligations Not Assumed..................................................    4
1.6 Sales Taxes..............................................................    4
1.7 Allocation...............................................................    4
1.8 Closing..................................................................    4
1.9 Transactions and Documents at Closing....................................    5
1.10 Post-Closing Adjustments................................................    6

2. ADDITIONAL AGREEMENTS.....................................................    7

2.1 Expenses.................................................................    7
2.2 Brokers..................................................................    8
2.3 Consulting/Noncompetition Agreement......................................    8
2.4 Covenant Against Competition.............................................    8
2.5 Waiver of Bulk Sales Law Compliance......................................    9
2.6 Pension Plan.............................................................    9
2.7 Sale of IBM RS 6000 Company..............................................   10
2.8 Lease of Certain Properties..............................................   10
2.9 Employees................................................................   10
2.10 Labor Agreement.........................................................   10
2.11 Records.................................................................   11

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE SHAREHOLDERS..   11

3.1 Disclosure Memorandum....................................................   11
3.2 Organization and Compliance..............................................   12
3.3 Ownership of Shares......................................................   12
3.4 Enforceability of Agreement..............................................   12
3.5 No Inconsistent Obligations..............................................   13
3.6 Consents.................................................................   13
3.7 No Violation.............................................................   13
3.8 Possession of Franchises, Licenses, Etc..................................   13
3.9 Financial Statements.....................................................   13
3.10 Liabilities.............................................................   14
3.11 Title to Properties.....................................................   14
3.12 Returns and Consignments................................................   14
3.13 Personal Property.......................................................   14
3.14 Real Property...........................................................   15
3.15 Authority to Conduct Business and Intellectual Property Rights..........   16
3.16 Material Contracts......................................................   16
3.17 Insurance...............................................................   17
3.18 Customers and Suppliers.................................................   17
3.19 Contingencies...........................................................   17

3.20 Taxes...................................................................   18
3.21 Employment and Labor Matters............................................   18
3.22 Employee Benefit Matters................................................   19
3.23 Environmental Matters...................................................   20
3.24 Absence of Certain Business Practices...................................   20
3.25 Agreements and Transactions with Related Parties........................   21
3.26 Absence of Changes......................................................   21
3.27 Bank Accounts; Safety Deposit Boxes.....................................   23
3.28 Performance Bonds.......................................................   23
3.29 Full Disclosure.........................................................   23

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................   24

4.1 Organization.............................................................   24
4.2 Authorization; No Inconsistent Agreements................................   24
4.3 Full Disclosure..........................................................   24

5. INDEMNITIES...............................................................   24

5.1 Indemnification of Purchaser.............................................   24
5.2 Indemnification of Seller and Shareholders...............................   25
5.3 Payment..................................................................   25
5.4 Defense of Claims........................................................   26

6. SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS..........................   27

6.1 Survival.................................................................   27
6.2 Liabilities not Assumed..................................................   28
6.3 Limitation on Indemnification............................................   28
6.4 Purchaser's Right to Set-Off.............................................   28

7. MISCELLANEOUS.............................................................   29

7.1 Notices..................................................................   29
7.2 Counterparts.............................................................   30
7.3 Entire Agreement.........................................................   30
7.4 Governing Law............................................................   30
7.5 Successors and Assigns...................................................   30
7.6 Partial Invalidity and Severability......................................   30
7.7 Waiver...................................................................   30
7.8 Headings.................................................................   31
7.9 Number and Gender........................................................   31
7.10 Time of Performance.....................................................   31
7.11 Certain Definitions.....................................................   31

                          APPENDIX AND EXHIBIT INDEX


Appendix                    Description
--------                    -----------

Appendix 1.1(a)             Real Property
Appendix 1.1(b)             Personal Property
Appendix 1.1(h)             Assigned Contracts
Appendix 1.2                Excluded Assets
Appendix 1.4(a)(i)          Liabilities Excluded
Appendix 1.4(a)(iii)        Assumed Liabilities


Exhibit                     Description
-------                     -----------

Exhibit A                   Opinion of Counsel to Seller and Shareholders
Exhibit B                   Opinion of Counsel to Purchaser
Exhibit C                   General Assignment and Bill of Sale
Exhibit D                   Assumption Agreement
Exhibit E-1                 First Consulting Agreement
Exhibit E-2                 Second Consulting Agreement
Exhibit F-1                 Form of Lease, Alsip
Exhibit F-2                 Form of Lease, Lincolnwood
Exhibit F-3                 Form of Lease, Gary

                      AGREEMENT FOR PURCHASE AND SALE OF
                               CERTAIN ASSETS OF
                             CHASE SUPPLY COMPANY


          THIS AGREEMENT is made and entered into as of the 1st day of May 1996, by and among Pameco Corporation, a Delaware corporation ("PURCHASER"), Chase
                                                          ---------
Supply Company, an Illinois corporation ("SELLER"), Ken Swanson and Richard
                                          ------
Swanson (collectively the "SHAREHOLDERS").
                           ------------

                                 W I T N E S S E T H:
                                 -------------------

          WHEREAS, Seller is engaged in the business ("SELLER'S BUSINESS") of
                                                       -----------------
distributing refrigeration and HVAC equipment; and

          WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from Seller, all the assets of Seller which are used or usable in the conduct and operation of Seller's Business (except for the Excluded Assets, as defined in Paragraph 1.2 hereof), upon the terms and conditions contained herein; and

          WHEREAS, the Shareholders are the record and beneficial owners of 100% of the issued and outstanding shares of Seller and are joining in the representations, warranties, covenants and agreements of Seller contained herein;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.        PURCHASE AND SALE OF ASSETS.
          ---------------------------

          1.1. PURCHASE AND SALE.  Subject to the terms and conditions
               -----------------
contained herein, Seller agrees to sell, transfer, convey and assign to Purchaser, and Purchaser agrees to purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets and properties of Seller which are used or usable in Seller's Business (the "TRANSFERRED ASSETS"),
                                                           ------------------
including, without limitation, the following:

               (a) all of Seller's leasehold and other interests in real property and all Improvements (as defined in Paragraph 7.11(h) below) thereof or located thereon that are reflected on Seller's Interim Statements (as defined in Paragraph 3.9 below), including, without limitation: (i) all leasehold and other interests in real property and Improvements shown as "Property, Plant and Equipment" on Seller's Interim Statements, and (ii) all other leaseholds, easements, rights of way, licenses and other interests in real property, described on Appendix 1.1(a) attached hereto;

               (b) all of Seller's machinery, equipment, computers, tools, vehicles, furniture, office equipment and other tangible personal property, including, without limitation, all of such assets shown as "Property, Plant and Equipment" on Seller's Interim Statements (other than non-material machinery, equipment, tools, furniture, or office equipment shown on the Interim Statements and sold or disposed of in the ordinary course of business prior to the Closing
Date), and all of such assets described and identified in Appendix 1.1(b) attached hereto (collectively, the "PERSONAL PROPERTY");
                                    -----------------

               (c) all of Seller's inventories of finished goods or products (collectively, the "INVENTORIES");
                             -----------

               (d) all of Seller's notes and accounts receivable arising from or as a result of Seller's Business (collectively, the "RECEIVABLES");
                                                             -----------

               (e) all cash and cash equivalents, bank deposits and other securities owned or held by Seller (collectively, the "OPERATING RESERVES").
                                                       ------------------

               (f) all of Seller's proprietary and confidential information, including, without limitation: (i) trade secrets, technical information, know-how, ideas, designs, processes, procedures, algorithms, discoveries, patents, patent applications, and copyrights, and all improvements thereof, (ii) all data, files, books and records, customer lists, and order information, and (iii) all of Seller's other information and intangible property rights relating to the operation of the other Transferred Assets or Seller's Business;

               (g) all of Seller's trademarks, service marks, and trade names (including, without limitation, Seller's corporate name), all registrations and pending applications therefor, and all goodwill associated therewith;

               (h) all of Seller's right, title and interest under the contracts, leases, licenses, franchises and agreements which relate to Seller's Business and which are identified in Appendix 1.1(h) attached hereto (collectively the "ASSIGNED CONTRACTS");
                   ------------------

               (i) all rights, chooses in action, and claims, known or unknown, matured or unmatured, accrued or contingent, against third parties; and

               (j) all of Seller's right, title and interest in and to all prepaid expenses, deposits, promotional discounts, rebates, refunds and all similar rights and claims.

          1.2. EXCLUDED ASSETS.  Notwithstanding anything in this Agreement to
               ---------------
the contrary, the Transferred Assets shall not include the assets and property described in Appendix 1.2 attached hereto (the "EXCLUDED ASSETS").
                                                ---------------

          1.3. PURCHASE PRICE.  The purchase price for the Transferred Assets
               --------------
(the "PURCHASE PRICE"), subject to adjustment as provided in Paragraph 1.10
      --------------
hereof, shall be equal to THREE MILLION ONE HUNDRED FOUR THOUSAND ONE HUNDRED TWENTY-FIVE AND 17/100 ($3,104,125.17) of which:

                    (i) ONE MILLION SIX HUNDRED TWENTY-SEVEN THOUSAND ONE HUNDRED SIX DOLLARS ($1,627,106.00) shall be payable to Seller in cash (the "CASH PORTION") at Closing (as defined in Paragraph 1.8 hereof);
                ------------
          and

                    (ii) ONE MILLION FOUR HUNDRED SEVENTY-SEVEN THOUSAND AND NINETEEN and 17/100 DOLLARS ($1,476,019.17), representing the outstanding balance of Seller's outstanding indebtedness to American National Bank and Trust Company of Chicago (the "BANK") through
                                                           ----
          payment by Purchaser to Bank of such amount in cash at Closing (the "BANK PORTION").
           ------------

          1.4. ASSUMPTION OF CERTAIN LIABILITIES.  At the Closing, Purchaser
               ---------------------------------
agrees to assume, and to pay or perform, in accordance with their terms, certain of the fixed and determinable obligations and liabilities of Seller relating to Seller's Business or the Transferred Assets (collectively the "ASSUMED
                                                               -------
LIABILITIES"), as follows:
-----------

                    (i) all accounts payable and accrued liabilities of Seller relating to Seller's Business, incurred in the ordinary course of Seller's Business and reported on the liability side of Seller's Audited Financials (as defined in Paragraph 3.9 hereof) as (A) "Accounts Payable", (B) "Accrued Expenses" or "Accrued Expenditures", and (C) "Loans Payable - Equipment", excluding the liabilities identified on Appendix 1.4(a)(i) attached hereto;

                    (ii) all accounts payable and accrued liabilities of Seller relating to Seller's Business incurred in the ordinary course of Seller's Business since the Reference Date (as defined in Paragraph
          3.10 hereof) and of the type or nature such that they would be included within one of the categories specified in subparagraph (i) hereof in a financial statement prepared with respect to such period, but excluding liabilities discharged by Seller prior to Closing;

                    (iii) the obligations, liabilities, agreements, contracts and commitments relating solely to the conduct of Seller's Business or the operation of the Transferred Assets which are identified in Appendix 1.4(a)(iii) attached hereto, and specifically including all obligations under the Assigned Contracts; provided that Purchaser will not assume any obligation or liability resulting from or arising out of any default, performance or non-performance by Seller prior to the date hereof under or with respect to any of the Assigned Contracts; and

                    (iv) liabilities and obligations of Seller under the Labor Agreement (as defined in Paragraph 2.10 hereof), to the extent provided in Paragraph 2.10 of this Agreement.

          1.5. OBLIGATIONS NOT ASSUMED.  Except for the Assumed Liabilities
               -----------------------
(which shall not include any obligation or Liability (as defined in Paragraph 7.11(k) hereof) arising from any default, breach, misfeasance, malfeasance or nonfeasance by Seller prior to the date hereof), Purchaser shall not assume any obligation or Liability of Seller of any kind, and Seller shall pay, satisfy and perform all of its obligations (other than the Assumed Liabilities), whether fixed, contingent, known or unknown and whether existing as of the date hereof or arising thereafter, which may affect in any way the Transferred Assets or the operation of Seller's Business. Without limiting the generality of the foregoing, under no circumstances shall Purchaser be deemed to assume any Liability or obligation of Seller arising out of or relating to (a) any actual or alleged tortious conduct of Seller or any of its employees or agents, (b) any product liability claim (with respect to any product sold prior to Closing), (c) any claim for breach of warranty (other than for certain Copeland Compressors and other supplier warranties described on Schedule 1.4(a)(iii) hereof) or contract by Seller, (d) any claim predicated on strict liability or any similar legal theory, (e) the violation by Seller of any law, ordinance or regulation in effect prior to the date hereof, (f) any business or business activities of Seller which are not part of Seller's Business, (g) any Liability for expenses or taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby, (h) any Liability of Seller for any federal, state or local Taxes (as defined in Paragraph 7.11(p) hereof) of any kind or character, except to the extent included in the Assumed Liabilities, (i) any Liability of Seller arising out of or relating to Seller's defined benefit plans, including, without limitation, all ERISA Plans (as defined in Paragraph 3.22(b) hereof), or (j) any Liability of Seller under or arising by reason of this Agreement. Notwithstanding any other provision of this Agreement, the obligations of Seller pursuant to this Paragraph shall survive the Closing and the transactions contemplated by this Agreement.

          1.6. SALES TAXES.   Seller shall be responsible for the payment of all
               -----------
sales, use, excise, transfer, value added and similar Taxes imposed by any governmental authority in any jurisdiction in connection with the transactions contemplated herein.

          1.7. ALLOCATION.    Within forty-five (45) days following the Closing
               ----------
Date the parties shall agree in good faith to an allocation of the Purchase Price among the Transferred Assets and noncompetition covenant in conformity with Section 1060(b) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder. Each party agrees to
 ----
cooperate in filing all information required by Section 1060(b) of the Code and the regulations thereunder, and to take no position on any income tax return, report or filing inconsistent with such allocation.

          1.8. CLOSING.       The consummation of the transactions contemplated
               -------
in this Agreement (the "CLOSING") shall take place at 10:00 a.m. on May __, 1996
                        -------
at the offices of Keck, Mahin & Cate, 77 W. Wacker Drive, Suite 4900, Chicago, Illinois, or such other place, date and time as the parties may designate. All actions taken on the date of the Closing shall be deemed effective as of 12:01 a.m. on the date thereof (the "CLOSING DATE").
                                                               ------------

          1.9. TRANSACTIONS AND DOCUMENTS AT CLOSING.
               -------------------------------------

               (a)  At the Closing:

                    (i) Seller shall deliver to Purchaser: (A) duly adopted resolutions of the Board of Directors and Shareholders of Seller, certified by the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, authorizing and approving the execution of this Agreement and all other action necessary to enable Seller to comply with the terms hereof; (B) an opinion from Keck, Mahin & Cate, counsel to Seller and the Shareholders, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A;
          (C) such consents, authorizations and approvals as are necessary for the consummation of the transactions contemplated herein from any and all Governments having jurisdiction over the transactions contemplated by this Agreement, or any part hereof; (D) such consents and approvals from any other Persons having business relations with the Seller as are necessary in Purchaser's reasonable opinion for the assignment to and assumption by Purchaser, and the continuation in full force and effect after the Closing, of the Assigned Contracts and Seller's Business in the same manner as conducted prior to Closing; and (E) such estoppel certificates or other instruments from such of Seller's lessors and lenders, in form and substance reasonably satisfactory to Purchaser, regarding the status of all Assigned Contracts, as Purchaser shall reasonably designate; and

                    (ii) Purchaser shall deliver to Seller (A) duly adopted resolutions of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, authorizing and approving the execution of this Agreement and all other action necessary to enable Purchaser to comply with the terms hereof; (B) an opinion from Kilpatrick & Cody, counsel to Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B attached hereto.

               (b)  At the Closing:

                    (i) Seller shall convey to Purchaser all of Seller's right, title and interest in and to the Transferred Assets, free and clear of any and all Liens (as defined in Paragraph 7.11(l) hereof), except Permitted Liens (as defined in Paragraph 3.11 hereof), and in furtherance thereof shall deliver to Purchaser a General Assignment and Bill of Sale in substantially the form attached hereto as Exhibit C, together with such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Purchaser and its legal counsel shall reasonably request; and

                    (ii) upon such delivery by Seller, Purchaser shall (A) pay the Cash Portion of the Purchase Price to Seller, in immediately available funds, (B) assume the Assumed Liabilities by delivering to Seller an Assumption Agreement in substantially the form attached hereto as Exhibit D, and (C) pay the Bank Portion of the Purchase Price to the Bank in immediately available funds;

                    (iii) following such actions, Purchaser and Ken Swanson shall each deliver to the other a fully executed copy of the First Consulting Agreement (as defined in Paragraph 2.3 hereof) and Purchaser and Richard Swanson shall each deliver to the other a fully executed copy of the Second Consulting Agreement (as defined in Paragraph 2.3 hereof); and

                    (iv) following such actions, Purchaser and Ken Swanson shall each deliver to the other a fully executed copy of the Lincolnwood Lease, the Alsip Lease, and the Gary Lease (each as defined in Paragraph 2.8 hereof).

               (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

               (d) Each party shall, at the request of any other party from time to time and at any time, whether on or after the date hereof, and without further consideration, execute and deliver such assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Transferred Assets or the Assumed Liabilities, or otherwise to satisfy and perform the obligations of the parties hereunder.

       1.10.   POST-CLOSING ADJUSTMENTS.
               ------------------------

               (a)  Inventory.  Within thirty (30) days following the Closing
                    ---------
Date, Purchaser may conduct a physical count of the number of units of Inventory (the "POST CLOSING AUDIT") for the purpose of determining whether the number of
      ------------------
units of Inventory reflected on Seller's perpetual inventory records (the "INVENTORY COUNT") exceeds the actual number of units of Inventory as of such
 ---------------
date (the "ACTUAL INVENTORY COUNT").  The Post Closing Audit shall be conducted
           ----------------------
in accordance with the prior audit procedures of Seller, as disclosed to Purchaser by Seller prior to the date hereof. Purchaser will give Seller at least five (5) days written notice of its election to conduct the

Post Closing Audit and Seller or its representatives will have the right to be present during such Post Closing Audit. In the event Purchaser conducts the Post Closing Audit within the time period specified above and it is determined as a result of such Post Closing Audit that the value of Inventory Count exceeds the value of the Actual Inventory Count by more than $50,000, determined on a replacement cost basis, then the Purchase Price shall be reduced by the amount of the difference in the value of the Inventory Count and the Actual Inventory Count in excess of $50,000 (the "INVENTORY ADJUSTMENT").
                                 --------------------

               (b)  Accounts Receivable.  Purchaser agrees that after the
                    -------------------
Closing Date it will use its reasonable best efforts, consistent with Seller's past practices as disclosed to Purchaser by Seller prior to the date hereof, to collect all of the outstanding accounts receivable included in the Transferred Assets. Payments received from customers and credit returns shall be applied to the specific invoice designated by the customer paying or returning the same. Upon Purchaser's written request, Seller agrees to purchase from Purchaser any and all accounts receivable included in the Transferred Assets (the "CLOSING
                                                                     -------
RECEIVABLES") which have not been collected during the 180 days immediately
-----------
following the Closing Date, to the extent that the uncollected amount of the Closing Receivables exceeds an amount equal to (i) $25,000, plus (ii) Seller's reserves for bad debts reflected on the Interim Statements, plus (iii) supplier credits, whether or not reserved, arising in the ordinary course of Seller's Business for warranty related claims from sales prior to the Closing Date (the "RECEIVABLES ADJUSTMENT") in exchange for a purchase price equal to the
 ----------------------
Receivables Adjustment (such purchase price being referred to herein as the "Receivables Adjustment Price"). Such notice shall include a statement indicating the amount of the Closing Receivables collected and an itemized list of the uncollected Closing Receivables as of such date. Upon Seller's payment of the Receivables Adjustment Price, Purchaser shall assign all of its rights to the uncollected Closing Receivables to Seller and Seller shall be entitled to all subsequent collections with respect to such receivables.

               (c) Seller and each Shareholder shall be jointly and severally liable for payment of the full amount of any Inventory Adjustment and Receivables Adjustment Price, and hereby agree to pay Purchaser the same in immediately available funds at Purchaser's principal place of business within ten (10) days of Purchaser's written demand for payment thereof.

2.        ADDITIONAL AGREEMENTS.
          ---------------------

          2.1. EXPENSES.  All expenses incurred by Purchaser in connection with
               --------
the authorization, preparation, execution and performance of this Agreement, and consummation of the transactions contemplated hereby including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Purchaser, shall be paid by Purchaser. All expenses incurred by Seller and the Shareholders in connection with the authorization, preparation, execution and performance of this Agreement, and consummation of the transactions contemplated hereby including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for Seller and the Shareholders, shall be paid by Seller and the Shareholders, provided that up to

$35,000 of such expenses incurred by Seller and the Shareholders may be charged against or paid out of the Transferred Assets.

          2.2. BROKERS.  Each party hereto represents and warrants that, except
               -------
for Terry King, the fees and expenses of whom shall be paid by Purchaser, no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated herein. Each party shall indemnify the other parties and hold them harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

          2.3. CONSULTING/NONCOMPETITION AGREEMENT.  At the Closing, Purchaser
               -----------------------------------
and Ken Swanson agree to execute a consulting and non-competition agreement (the "FIRST CONSULTING AGREEMENT") in the form attached hereto as Exhibit E-1, and
 --------------------------
Purchaser and Richard Swanson agree to execute a consulting and non-competition agreement (the "SECOND CONSULTING AGREEMENT") in the form attached hereto as
                ---------------------------
Exhibit E-2.

          2.4. COVENANT AGAINST COMPETITION.
               ----------------------------

               (a) In order to induce Purchaser to enter into this Agreement and purchase the Transferred Assets as provided herein, Seller and each Shareholder agrees that, for a period of five (5) years beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, they will not, without the prior written consent of Purchaser, individually or collectively, for their own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

                    (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control or management of a business engaged in the manufacture, assembly, purchase for resale, sale, or distribution within any part of the Trade Area (as defined in subparagraph (c) below) of refrigeration or HVAC equipment ("PRODUCTS") which are competitive with those assembled, sold or
            --------
          distributed by Seller during the 12-month period immediately preceding the Closing Date, except as an employee and on behalf of Purchaser. For purposes of this Paragraph 2.4(a)(i), the delivery of Products from a location outside the Trade Area to a location within the Trade Area shall be deemed to constitute a violation of the provisions hereof; or

                    (ii) solicit, call upon, or attempt to solicit the patronage of any Person having an office or place of business within the Trade Area and to whom Seller sold any Products during the 12-month period immediately preceding the Closing Date, for the purpose of obtaining the patronage of any such Person, for the purchase of any Products from anyone other than Purchaser, except as an employee and on behalf of

          Purchaser. For purposes of this Paragraph 2.4(a)(ii), the solicitation of the patronage of any Person having an office or trade or business within the Trade Area by telephonic, telegraphic or other means of communication initiated from outside the Trade Area shall be deemed to constitute a violation of the provisions hereof; or

                    (iii) solicit or induce, or in any manner attempt to solicit or induce, any person who is employed by Purchaser to leave such employment, whether or not such employment is pursuant to a written contract with Purchaser or otherwise.

Notwithstanding the foregoing, the provisions of this Agreement shall in no way restrict the business activities of Spot Coolers, Inc., as presently conducted, or otherwise restrict the ability of Ken Swanson to act as an owner, director, officer, employee, agent or otherwise on behalf of Spot Coolers, Inc.

               (b) Seller and each Shareholder agrees that each of them will not, without the prior written consent of Purchaser, for their own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise, use or authorize any other Person to use the name "Chase" or "Chase Supply Company", or any name similar thereto, in connection with the manufacture, assembly, purchase for resale, sale, or distribution of any Products. Immediately following the Closing, Seller shall, and the Shareholders shall cause, Seller to change its name so as not to incorporate the name "Chase" or "Chase Supply" or any other confusingly similar name.

               (c) For the purposes of this Paragraph 2.4 the term "Trade Area" means the territory encompassed within a 150-mile radius of each of Seller's locations listed on Schedule 3.2 of the Disclosure Memorandum (as defined in Paragraph 3.1 hereof), which is the territory within which the Seller's customers and accounts are located and where Seller solicits substantially all of its patronage.

          2.5. WAIVER OF BULK SALES LAW COMPLIANCE.  Compliance with the bulk
               -----------------------------------
sales laws of the States of Illinois and Indiana and of any other jurisdiction where Seller conducts its business is hereby waived by Purchaser, and Seller and the Shareholders hereby agree to jointly and severally defend, indemnify and hold harmless Purchaser and its affiliates from and against any claims by any Person arising out of or due to the failure to comply with such bulk sales laws, including, without limitation, any claims by any Person against all or any part of the Transferred Assets. The obligations of Seller and the Shareholders under this Paragraph shall not be subject to any limitations set forth in Section 6 of this Agreement.

          2.6. PENSION PLAN.  After the Closing, Seller will discharge all of
               ------------
its obligations under the Chase Supply Company Pension Plan & Trust (the "PENSION PLAN") in accordance with its terms and applicable Law. Seller and
 ------------
each Shareholder acknowledge that Purchaser shall not assume any liability with respect to the Pension Plan and agree to jointly and severally indemnify and hold Purchaser harmless from and against all liability relating to, or arising out of, the Pension Plan.

          2.7.  SALE OF IBM RS 6000 COMPANY.  Ken Swanson agrees to purchase
                ---------------------------
from Purchaser the IBM RS 6000 Computer hardware and all associated hardware (the "COMPUTER HARDWARE") included among the Transferred Assets on the earlier
      -----------------
to occur of the date that Purchaser completes the conversion of all data currently stored on the Computer, or October 31, 1996 (the "COMPUTER PURCHASE
                                                            -----------------
DATE"), at a purchase price of $____________.  Purchaser shall provide Ken
----
Swanson notice of the date, place and time of such sale at least fifteen (15) days prior to the Computer Purchase Date. On the Computer Purchase Date Ken Swanson shall pay the purchase price of the Computer to Purchaser, in immediately available funds, and Purchaser shall deliver the Computer to Ken Swanson F.O.B. shipping point. Purchaser agrees to provide Spot Coolers, Inc. with reasonable access to the computer hardware and software included in the Transferred Assets for its use during the period from the Closing through the Computer Purchase Date, provided that such access does not interfere with Purchaser's use of such computer.

          2.8.   LEASE OF CERTAIN PROPERTIES. Purchaser agrees to lease from Ken
                 ---------------------------
Swanson, and Ken Swanson agrees to lease to Purchaser, immediately following consummation of the transactions contemplated hereby, the premises currently occupied by Seller in Alsip, Illinois, according to terms and conditions reflected in the form of lease attached hereto as Exhibit F-1 (the "ALSIP
                                                                    -----
LEASE"), the premises currently occupied by Seller in Lincolnwood, Illinois,
-----
according to the terms and conditions reflected in the form of lease attached hereto as Exhibit F-2 (the "LINCOLNWOOD LEASE") and the premises currently
                            -----------------
occupied by Seller in Gary, Indiana, according to the terms and conditions reflected in the form of lease attached hereto as Exhibit F-3 (the "GARY
                                                                    ----
LEASE").
-----

          2.9.   EMPLOYEES.  Purchaser shall offer employment as employees at
                 ---------
will to substantially all of Seller's employees (other than the Shareholders) effective immediately after the Closing with salaries and hourly compensation substantially the same as that provided by Seller to its employees immediately prior to the Closing and subject to such other terms and conditions as are applicable to Purchaser's employees generally. Payment of Seller's severance obligations, if any, to its employees by reason of the termination of their employment by Seller in connection with the consummation of the transactions contemplated by this Agreement shall be Purchaser's responsibility up to the amount of severance benefits to which such employees would have been entitled as employees of Purchaser under Purchaser's severance policy. In the event that any of Seller's employees are entitled to severance benefits by reason of their employment with Seller in excess of the severance benefits payable by Purchaser as provided above, such excess shall be the responsibility of Seller.

          2.10.  LABOR AGREEMENT.  Effective as of the Closing, Purchaser
                 ---------------
agrees to assume and be bound by all of the terms, responsibilities and obligations of the Collective Bargaining Agreement between Seller and the Chicago Truck Drivers, Helpers and Warehouse Workers Union

(Independent) (the "UNION") which is effective as of May 1, 1994 (the "LABOR
                    -----                                              -----
AGREEMENT") and will offer employment to all of the bargaining unit employees.
---------
Seller and Purchaser shall jointly inform the Union prior to the Closing of Purchaser's agreement to assume and be bound by the terms of the Labor Agreement and that Purchaser will offer employment to all of the bargaining unit employees. Seller and the Shareholders agree that Purchaser is only assuming liabilities under the Labor Agreement which accrue and are based upon acts or occurrences which take place on or after the Closing Date and liabilities accrued in the ordinary course of business prior to the Closing Date and included in the Assumed Liabilities pursuant to Section 1.4(i) or (ii) hereof.

          2.11.  RECORDS.  After the Closing Date, Purchaser shall grant Seller,
                 -------
and its representatives, access to and the right to make copies of, those records and documents included in the Transferred Assets which may be necessary or useful to Seller in connection with its business affairs after the Closing. Purchaser agrees to maintain the books and records of Seller's Business transferred to Purchaser hereunder for a period of not less than seven (7) years after the Closing Date.


3.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE
          -----------------------------------------------------------
          SHAREHOLDERS.
          ------------

          To induce Purchaser to enter into this Agreement and to purchase the Transferred Assets, Seller and the Shareholders jointly and severally represent, warrant and covenant to Purchaser as follows:

          3.1. DISCLOSURE MEMORANDUM.  Seller and the Shareholders have
               ---------------------
heretofore delivered to Purchaser a memorandum (the "DISCLOSURE MEMORANDUM")
                                                     ---------------------
containing certain information regarding Seller and the Transferred Assets as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum is true, correct, complete and set forth in a manner that is not misleading. The information contained in the Disclosure Memorandum shall be deemed to be part of and qualify only those representations and warranties contained in this Section 3 which make specific reference to the Disclosure Memorandum. Unless otherwise indicated, all capitalized terms used in the Disclosure Memorandum shall have the same meanings as in this Agreement. Copies of all documents and other writings referenced in the Disclosure Memorandum have been furnished to Purchaser or to its representatives and all documents and other writings furnished to Purchaser pursuant to this Agreement or the Disclosure Memorandum are true, correct and complete as of the date furnished and any and all modifications or amendments of the same have been delivered to Purchaser on or prior to the date hereof. At all times prior to and including the date hereof, Seller and the Shareholders shall promptly provide Purchaser with written notification of any event, occurrence or other information of any kind whatsoever which affects, or may affect in any material respect, the continued truth, correctness or completeness of any representation, warranty or covenant made in this Agreement, the Disclosure Memorandum or any other document or writing furnished to Purchaser pursuant to this Agreement. No such notification or other disclosure shall be deemed to amend or supplement the Disclosure Memorandum or this Agreement.

          3.2. ORGANIZATION AND COMPLIANCE.  Seller is a corporation duly
               ---------------------------
organized, validly existing and in good standing under the laws of the State of Illinois with its principal office and place of business at the location specified in Schedule 3.2 of the Disclosure Memorandum. Seller has no interest, direct or indirect, and has no commitment to purchase or otherwise acquire any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise. Seller has full corporate power and authority to own or lease the Transferred Assets and to carry on Seller's Business as and in all places where such business is now conducted and such properties are owned or leased. Except as provided in Item 5 of Schedule 3.25 of the Disclosure Memorandum, the Transferred Assets constitute all of the tangible and intangible assets necessary to sell, license, and use the items and perform the services presently being sold, licensed, used or performed by Seller in connection with Seller's Business. Seller's Business and operations have been conducted, in all material respects, in accordance with all applicable Laws (as defined in Paragraph 7.11(j) hereof). Seller is duly licensed, qualified or domesticated as a foreign corporation in the jurisdictions listed in Schedule
3.2 of the Disclosure Memorandum, which are all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such licensure, qualification or domestication necessary, except where the failure to obtain such license, qualification or domestication does not have a material adverse effect on the Seller's Business or the Transferred Assets. Schedule 3.2 of the Disclosure Memorandum lists (a) all locations where any Transferred Assets are located, or where Seller has an office or place of business or maintains any Inventory, and (b) all names under which Seller has operated during the past five years, if different from its present corporate name.

          3.3. OWNERSHIP OF SHARES.  The Shareholders are the record and
               -------------------
beneficial owners of all of the issued and outstanding shares of Seller.

          3.4. ENFORCEABILITY OF AGREEMENT.  Seller has the full corporate power
               ---------------------------
and authority, and the Shareholders have the full right, power and capacity, to enter into and execute this Agreement and to carry out the transactions contemplated hereby in accordance with its terms. There are no outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Transferred Assets other than in the ordinary course of business. This Agreement and all transactions required hereunder to be performed by Seller have been duly and validly authorized and approved by Seller by all necessary corporate action. This Agreement has been duly and validly executed and delivered on behalf of Seller by its duly authorized officers, and has been duly and validly executed and delivered by each Shareholder. This Agreement constitutes the valid and legally binding obligation, subject to general equity principles, of Seller and each Shareholder, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

          3.5. NO INCONSISTENT OBLIGATIONS.  Except as disclosed in Schedule 3.5
               ---------------------------
of the Disclosure Memorandum, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will result in a violation or breach of, or constitute a default under (a) the articles of incorporation or bylaws of Seller, (b) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment, to which Seller or any Shareholder is a party or which any of them or any of the Transferred Assets is subject or bound, (c) any Order (as defined in Paragraph 7.11(m) hereof), or (d) any other commitment or restriction, to which Seller or any Shareholder is a party or by which any of them or any of the Transferred Assets is subject or bound; nor will such actions result in (i) the creation of any Lien on any of the Transferred Assets, (ii) the acceleration or creation of any obligation of Seller (other than Seller's obligation to the Bank), (iii) the forfeiture of any material right or privilege of Seller, or (iv) the forfeiture of any material right or privilege of any Shareholder which may affect the Shareholder's ability to perform under this Agreement.

          3.6. CONSENTS.  The execution and delivery of this Agreement by Seller
               --------
and each Shareholder and the consummation of the transactions contemplated by this Agreement (a) do not require the consent, approval or action of, or any filing with or notice to, any Government or other Person, except as specified in
Schedule 3.6 of the Disclosure Memorandum, (b) do not require the consent or approval of members of Seller's board of directors pursuant to any business combination, takeover or other similar law, rule, regulation or ordinance, and
(c) do not impose any other term, condition or restriction on Purchaser or the Transferred Assets pursuant to any business combination, takeover or other similar statute, rule or regulation.

          3.7. NO VIOLATION.  Seller is not in default under or in violation of
               ------------
(a) its articles of incorporation or bylaws, or (b) any Order.

          3.8. POSSESSION OF FRANCHISES, LICENSES, ETC.  Seller possesses all
               ---------------------------------------
franchises, certificates, licenses, permits and other authorizations from Governments and self regulatory authorities that are necessary for the ownership, maintenance and operation of its properties, assets, and Business and Seller is not in violation of any thereof in any material respect.

          3.9. FINANCIAL STATEMENTS.  Schedule 3.9 of the Disclosure Memorandum
               --------------------
contains copies of Seller's Balance Sheet as at January 28, 1995, and January 28, 1996, and Statements of Income, Retained Earnings and Cash Flows for the fiscal years then ended, together with the report thereon of Greenman, Haas & Gerstein, independent certified public accountants. Except as disclosed in
Schedule 3.9 of the Disclosure Memorandum, all of such financial statements (including any related notes and schedules thereto) (the "AUDITED FINANCIAL
                                                          -----------------
STATEMENTS") are true and correct and have been prepared in accordance with
----------
generally accepted accounting principles applied on a basis consistent with prior years and present fairly the financial condition of Seller as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended. Seller has also delivered to Purchaser copies of Seller's Unaudited Balance Sheet as at February 29, 1996 (the "UNAUDITED BALANCE SHEET"), and Unaudited
                                    -----------------------
Statements of Income, for the one-month period then ended (such Unaudited Statements of Income, together with the Unaudited Balance Sheet are referred to collectively herein as the "INTERIM STATEMENTS"). Except as disclosed in
                            ------------------
Schedule 3.9 of the Disclosure Memorandum, the Interim Statements are true and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles applied on a basis consistent with prior years (except for the absence of notes or schedules thereto), and present fairly the financial condition of Seller as at the date thereof and the results of its operations for the one-month period then ended.

          3.10.  LIABILITIES.  Seller has no Liability except (i) those
                 -----------
reflected on the Balance Sheet as at January 28, 1996 referred to in Paragraph
3.9 above (the "AUDITED BALANCE SHEET"), and (ii) liabilities incurred in the
                ---------------------
ordinary course of business since January 28, 1996 (the "REFERENCE DATE"), and
                                                         --------------
(iii) liabilities which are specifically disclosed in Schedule 3.10 of the Disclosure Memorandum or the Interim Statements. None of the goods sold or otherwise distributed by Seller or its predecessors prior to the date hereof shall have been, nor has Seller or its predecessors received any notice claiming the same to be, hazardous or unsafe in design, specification, material, content, function or otherwise. Except as disclosed in Schedule 3.10 of the Disclosure Memorandum, Seller has not given any express warranty with respect to any goods or products sold or services performed prior to the date hereof.

          3.11.  TITLE TO PROPERTIES.  Seller has, and upon consummation of the
                 -------------------
transactions contemplated by this Agreement at the Closing, Purchaser will have, good and marketable title to all of the Transferred Assets, real and personal, moveable and immovable, tangible and intangible, free and clear of any and all Liens, except (a) as expressly set forth in the Audited Balance Sheet as securing specific liabilities (with respect to which no default exists), (b) as disclosed in Schedule 3.11 of the Disclosure Memorandum, and (c) minor imperfections of title and encumbrances, if any, which (i) are not substantial in amount, (ii) do not detract from the value of the property subject thereto or impair the operations of Seller's Business or the use of the Transferred Assets, and (iii) have arisen only in the ordinary course of business ("PERMITTED
                                                                ---------
LIENS").
-----
          3.12.  RETURNS AND CONSIGNMENTS.  Except as set forth in Schedule 3.12
                 ------------------------
of the Disclosure Memorandum, no customer of Seller has any right to return any goods for credit or refund pursuant to any agreement, understanding or practice that Seller will take back goods which are unsold. Without limiting the generality of the foregoing, Seller does not presently have any goods in the possession of its customers on consignment or on a similar basis.

          3.13.  PERSONAL PROPERTY.  Except as set forth in Schedule 3.13 of the
                 -----------------
Disclosure Memorandum, all of the machinery, equipment, vehicles and all other tangible personal property, which constitute part of the Transferred Assets, or which are leased by Seller pursuant to an Assigned

Contract, are in good condition and repair, subject to normal wear and tear, suited for the use intended and operated in conformity with all applicable Laws. Neither Seller nor the Shareholders have any knowledge of any defects or conditions which would cause such tangible personal property to be or become inoperable or unsafe.

          3.14.  REAL PROPERTY.
                 -------------

                 (a) Seller does not own any real property and none is reflected on the Audited Financial Statements or Interim Statements as owned by Seller.

                 (b) Each parcel or tract of real property which is used by Seller in its business ("REAL PROPERTY") is subject to a lease or sublease to
                         -------------
which Seller is a party (individually, a "REAL PROPERTY LEASE").  All Real
                                          -------------------
Property Leases are valid and in full force and effect in accordance with their terms. Shareholders have furnished Purchaser with true, correct and complete copies of all written Real Property Leases, all of which are identified on
Schedule 3.14(b) of the Disclosure Memorandum, and Schedule 3.14(b) of the Disclosure Memorandum summarizes the terms of all verbal Real Property Leases. There is not under any Real Property Lease (a) any default by Seller, or any event of default or event which with notice or lapse of time, or both, would constitute a default by Seller and in respect of which Seller has not taken adequate steps to prevent a default from occurring or (b) to Seller's or Shareholders' knowledge, any existing default by any other party to any Real Property Lease, or event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

                 (c) To Seller's and each Shareholder's knowledge, all Real Property is free from development, use or occupancy restriction, except those imposed by applicable Law, and from special taxes or assessments, except those generally applicable to other properties in the tax districts in which Real Property is located. To Seller's and each Shareholder's knowledge, no options have been granted to others to purchase, lease or otherwise acquire any interest in Real Property. Seller has the exclusive right of possession of each tract or parcel comprising Real Property.

                 (d) To Seller's and each Shareholder's knowledge, the present use, occupancy and operation of Real Property, and all aspects of Improvements to Real Property, are in compliance in all material respects with all, and not in violation of any, Laws, and with all private restrictive covenants of record, and to Seller's and each Shareholder's knowledge there has not been any proposed change therein that would affect any Real Property or its use, occupancy or operation. To Seller's knowledge, there exists no conflict or dispute with any Government or other person relating to any Real Property or the activities thereon. All Improvements are in good condition and repair, subject to normal wear and tear, and suited for the operation of Seller's Business.

                 (e) To Seller and each Shareholders' knowledge, neither Seller nor any other Person has caused any work or Improvements to be performed upon or made to any Real

Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

                 (f) All requisite certificates of occupancy and other permits and approvals required with respect to Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and free of restrictions.

          3.15.  AUTHORITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY RIGHTS.
                 --------------------------------------------------------------
To Seller's knowledge, Seller has the means, rights and information required to offer and sell the products now being offered and sold by Seller and to perform the services that are presently being performed by Seller, including, without limitation, the means, rights and information required to offer and sell such products, and perform all such services, without incurring any liability for license fees or royalties or any claims of infringement of patents, trade secrets, copyrights, trademark, service mark, or other proprietary rights.
Schedule 3.15 of the Disclosure Memorandum describes all proprietary inventions, designs, ideas, processes, methods and other know-how of Seller used in the operation of Seller's Business and, with respect to each such item, indicates whether Seller holds any patent or patent application therefor (in each such case, identifying the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application) or has sought any advice as to the patentability of the same (in each such case, summarizing such advice) or believes it has trade secret protection therefor (in each such case, providing a description of the measures which have been taken to protect the secrecy of the item). Seller is not a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade name or copyright, except as described in Schedule 3.15 of the Disclosure Memorandum. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller are listed in Schedule 3.15 of the Disclosure Memorandum, and, to the extent indicated thereon, have been duly registered in, filed in or issued by the U.S. Patent and Trademark Office or the corresponding agency or office of the states of the United States or foreign countries indicated. To Seller's and the Shareholders' knowledge there are no rights of third parties with respect to any trademark, service mark, trade secrets, trade name, patent, patent application, invention or device which would have a material adverse effect on the operations of Seller. Seller has complied with all applicable Laws relating to the filing or registration of "fictitious names" or trade names, and all such filings are identified in Schedule 3.15 of the Disclosure Memorandum.

          3.16.  MATERIAL CONTRACTS.  Except as provided in Item 5 of Schedule
                 ------------------
3.25 of the Disclosure Memorandum, the Assigned Contracts include all existing contracts and commitments of Seller (a) which are necessary to conduct Seller's Business in the same manner as currently conducted by Seller, (b) by which the Transferred Assets may be bound or affected, or (c) which relate to or effect the Transferred Assets, in each case whether written or oral. Seller has heretofore delivered to Purchaser a true, correct and complete copy of each of the written Assigned Contracts and a complete and accurate summary of the material terms of each oral Assigned Contract. All of the Assigned Contracts have been entered into in the ordinary course of Seller's Business, and are valid and effective in accordance with their terms. Seller has performed all obligations to be performed by it as of the date of this Agreement under all Assigned Contracts, and Seller is not in default or in arrears under any of the terms thereof. No condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default or accelerate the maturity of, or otherwise modify, any Assigned Contract; and all Assigned Contracts are in full force and effect. To the knowledge of each Shareholder and Seller, no default by any other party to any Assigned Contract is known or claimed by Seller to exist.

          3.17.  INSURANCE.  Schedule 3.17 of the Disclosure Memorandum contains
                 ---------
a complete list and description of all fire, theft, casualty, life, automobile, liability and other policies of insurance maintained by Seller, all of which are in full force and effect. Seller has delivered to Purchaser a true, correct and complete copy of each such insurance policy. All premiums due thereon have been paid and Seller has not received any notice of cancellation with respect thereto. All such policies taken together provide adequate coverage to insure the properties and business of Seller against such risks and in such amounts as are customary for the operation of a business engaged in the distribution of refrigeration and HVAC equipment; and without limiting the foregoing, subject to any specified deductibles as set forth in Schedule 3.17 of the Disclosure Memorandum, Seller's insurance coverage as in effect as of the date hereof and for periods prior thereto will insure Seller from and against any and all losses, damages, costs and expenses which Purchaser may suffer or incur as a result of any claim (as to which the applicable statute of limitations permits an Action) that products sold by Seller (or any of its predecessors for whose acts and omissions Seller is legally responsible) in connection with Seller's Business were defective in any respect. Seller will not as of the Closing have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing, except as set forth in Schedule 3.17 of the Disclosure Memorandum. Schedule 3.17 of the Disclosure Memorandum also lists and describes all occurrences during the immediately preceding five (5) years which may form the basis for a claim in excess of $10,000 by or on behalf of Seller under any such policy; and Seller has timely given notice of all such occurrences to the appropriate insurer and has not waived (either intentionally or inadvertently) its right to make the related claim under any such policy.

          3.18.  CUSTOMERS AND SUPPLIERS.  Schedule 3.18 of the Disclosure
                 -----------------------
Memorandum sets forth the names of any sole source suppliers of significant goods, equipment or services to Seller (other than public utilities) with respect to which practical alternative sources of supply are not available, and the names of the top twenty-five customers of Seller, measured in terms of the dollar value of their aggregate annual purchases of products from Seller ("SIGNIFICANT CUSTOMERS"). Neither Seller nor the Shareholders are aware,
-----------------------
except as disclosed in Schedule 3.18 of the Disclosure Memorandum that any product supplier or Significant Customer of Seller intends to discontinue or substantially diminish or change its relationship with Seller or the terms thereof.

          3.19.  CONTINGENCIES.  Except as set forth in Schedule 3.19 of the
                 -------------
Disclosure Memorandum, there are no Actions, pending or threatened against, by or affecting Seller or the Transferred Assets, nor do there exist any other "loss contingencies" (as such term is defined in

Statement of Financial Standards No. 5 of the Financial Accounting Standards Board), the eventual outcome of which might have a material adverse effect on Seller, the Transferred Assets, the operation of Seller's Business after the Closing, or which would prevent or impede the transactions contemplated by this Agreement. Except as set forth in Schedule 3.19 of the Disclosure Memorandum, Seller has not been charged with, nor to Seller's and the Shareholders' knowledge is it under investigation with respect to any charge concerning, any violation of any provision of any applicable Law with respect to Seller's Business. There are no unsatisfied judgments against Seller or any other Orders to which Seller or any of the Transferred Assets are subject.

          3.20.  TAXES.  Seller has duly filed all federal, state, local and
                 -----
foreign, if any, Tax returns and reports (including, without limitation, returns for estimated tax), and all returns and reports of all other Governments having jurisdiction with respect to all Taxes, all such returns and reports show the correct and proper amount due, and all Taxes shown on such returns or reports and all assessments received by Seller have been paid to the extent that such Taxes, or any estimates thereon, have become due. All Taxes and all deposits in connection therewith required by applicable Law, imposed by any Government, and all interest and penalties thereon, which are due and payable by Seller for all periods through the Closing Date have been paid in full. There is not now any proposed assessment against Seller of additional Taxes of any kind. There is no dispute or Action concerning any Tax Liability of Seller claimed or raised by any Government in writing.

          3.21.  EMPLOYMENT AND LABOR MATTERS.
                 ----------------------------

                 (a) Schedule 3.21(a) of the Disclosure Memorandum lists all employees and agents who on the date hereof perform services on a regular basis in the business operations of or for Seller and whose annualized rate of compensation exceeds $50,000 per year. No such employee or agent has terminated his or her employment, nor, to the knowledge and belief of each Shareholder and Seller, plans not to accept employment with Purchaser after the date hereof. To the knowledge of each Shareholder and Seller, except as shown on Schedule 3.21(a) of the Disclosure Memorandum, no employee or agent shown on such list has suffered major illness or hospitalization, the cost of which equaled or exceeded $100,000, within the past three years, or is currently undergoing treatment for any life threatening condition.

                 (b) Except as set forth in Schedule 3.21(b) of the Disclosure Memorandum, (i) Seller is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, (ii) no union or other collective bargaining unit has been certified or recognized by Seller as representing any employee nor, to the knowledge of Seller or either Shareholder, is a union or other collective bargaining unit seeking recognition for such purpose, (iii) there are no controversies pending, or to the knowledge of either Shareholder or Seller threatened, between Seller and any labor union or collective bargaining unit representing, or seeking to represent, any of its employees, and (iv) to Seller's knowledge, there has been no attempt by any union or other labor organization to organize any of Seller's employees at any time in the past five years. Seller has complied in all material respects with all applicable Laws relating to wages, hours, health and safety, payment of social security withholding and other Taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination.

          3.22.  EMPLOYEE BENEFIT MATTERS.
                 ------------------------

                 (a) Except as set forth on Schedule 3.22(a) of the Disclosure Memorandum, Seller is not obligated to provide, directly or indirectly, any benefits for employees, including pension, bonus, medical, insurance, profit sharing or any other employee benefits, under any practice, commitment, arrangement, agreement or Law. Except as set forth on Schedule 3.22(a) of the Disclosure Memorandum, the Seller does not, and has never, sponsored, maintained or contributed to any employee pension benefit plan, within the meaning of
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to each employee pension benefit plan listed on
  -----
Schedule 3.22(a) of the Disclosure Memorandum, (i) such plan has been administered and operated in all material respects in compliance with all applicable Laws, including, without limitation, ERISA, the Code, and regulations issued under ERISA and the Code, and (ii) Seller and its predecessor, if any, have made and as of the Closing Date will have made all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such plan or applicable Laws. Except as set forth on Schedule 3.22(a) of the Disclosure Memorandum, Seller is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA.

                 (b) Except as described on Schedule 3.22(b) of the Disclosure Memorandum, Seller does not sponsor or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA. Schedule 3.22(b) of the Disclosure Memorandum lists each employee welfare benefit plan maintained by Seller or to which Seller contributes or is required to contribute (the "ERISA
                                                                         -----
PLANS").  Each of the ERISA Plans has been operated and administered in all
-----
material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code. Neither Seller nor the Shareholders nor any of the directors, officers, employees or agents of Seller, nor to the knowledge of Seller or either Shareholder, any "party in interest" or "disqualified person" as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code, has been engaged in or been a party to any "prohibited transaction" with respect to the Plans as such term is defined in Section 406 of ERISA or Section 4975 of the Code. Any ERISA Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 4980B of the Code is in compliance with the continuation coverage requirements of Section 601 of ERISA and Section 4980B of Code. There are no pending or, to the knowledge of Seller or the Shareholders, threatened claims by or on behalf of any of the ERISA Plans, by any employee or beneficiary covered under such ERISA Plan or by any agency or governmental entity or otherwise involving any such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits). Seller has not entered into any pay arrangements, plans or programs which are ERISA Plans.
True copies of all ERISA Plans together with related trusts have been delivered to Purchaser.

                 (c) Except as provided in Schedule 3.22 of the Disclosure Memorandum, no ERISA or non-ERISA Plan provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service with Seller other than (i) coverage mandated by applicable Law, (ii) deferred compensation benefits accrued as liabilities on the books of Seller, or (iii) benefits, the full cost of which is borne by the current or former employee or his beneficiary.

                 (d) Except as provided in Schedule 3.22(d) of the Disclosure Memorandum, the consummation of the transactions described in this Agreement will not (i) entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer.

          3.23.  ENVIRONMENTAL MATTERS.  Seller holds all Environmental Permits
                 ---------------------
necessary for conducting its business and operations and has conducted, and is presently conducting, its business and operations in substantial compliance in all material respects with all applicable Environmental Laws (as defined in Paragraph 7.11(c) hereof), and Environmental Permits (as defined in Paragraph 7.11(d) hereof). To Seller's knowledge, there are no existing or pending Environmental Laws with a future compliance date that will require operational changes, business practice modifications or capital expenditures at the Real Property (or any other property presently or formerly owned, operated or controlled by Seller or as to which Seller may bear responsibility or Liability), or any of the Improvements thereon. All Hazardous Materials (as defined in Paragraph 7.11 (g) hereof), and Solid Waste (as defined in Paragraph
7.11 (o) hereof), on, in, under or off-site from the Real Property, have been properly removed and disposed of, and no past or present disposal, discharge, spill or other release of, or treatment, transportation or other handling of Hazardous Materials or Solid Waste on, in, under or off-site from any Real Property, or adjacent property, will subject Seller or any subsequent owner, occupant or operator of such Real Property to corrective or compliance action or any other Liability. There are no presently pending, or to the best of each Shareholder's knowledge, threatened Actions or Orders against or involving Seller (including any other persons or entitles for whose acts or omissions Seller is responsible) relating to any alleged past or ongoing violation of any Environmental Laws or Environmental Permits, nor is Seller subject to any Liability for any such past or ongoing violation. Seller has kept all records and made all filings required by applicable Laws with respect to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, radiation and other forms of matter or energy and the proper disposal of materials, including Solid Waste.

          3.24.  ABSENCE OF CERTAIN BUSINESS PRACTICES.  Neither Seller nor any
                 -------------------------------------
officer, employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any Person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which might have a material adverse effect on the Transferred Assets, (b) if not given in the past, might have had a material adverse effect on the Transferred Assets or Seller's Business, or (c) if not continued in the future, might materially and adversely affect the Transferred Assets or Seller's Business or which might subject Seller to suit or penalty in any Action.

          3.25.  AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES.  Except as
                 ------------------------------------------------
set forth in Schedule 3.25 of the Disclosure Memorandum, Seller is not directly or indirectly a party to any contract or agreement, or lease with, or any other commitment to, (a) any party owning, or formerly owning, beneficially or of record, directly or indirectly, any of the shares of or other equity interest in Seller, (b) any person related by blood, adoption or marriage to any such party,
(c) any director or officer of Seller, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5.0%) beneficial interest in the share capital or other type of equity interest in such corporation, or (e) any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "RELATED PARTIES"). Without limiting the generality of the foregoing, except as
 ---------------
disclosed in Schedule 3.25 of the Disclosure Memorandum, (i) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in Seller's Business, and (ii) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (X) which is or which within the last three years has been a competitor, customer or supplier of Seller or has done business with Seller, or
(Y) which as of the date hereof sells or distributes products or services which are similar or related to Seller's products or services.

          3.26.  ABSENCE OF CHANGES.  Except as expressly provided for in this
                 ------------------
Agreement or as may be set forth in Schedule 3.26 of the Disclosure Memorandum, since the Reference Date:

                 (a) there has been no change in the business, assets, Liabilities, results of operations or financial condition of Seller or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have been or will be, in the aggregate, materially adverse to the Transferred Assets or the business or condition (financial or otherwise) of Seller;

                 (b) there has been no material damage, destruction or loss to the properties or business of Seller, whether or not covered by insurance;

                 (c) the business of Seller has been operated in the ordinary course and consistent with its prior practices;

                 (d) the Transferred Assets of Seller have been maintained in good order, repair and condition, ordinary wear and tear excepted;

                 (e) the books, accounts and records of Seller have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years;

                 (f) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the share capital of Seller, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the share capital or other securities of Seller;

                 (g) except as set forth in Schedule 3.26 of the Disclosure Memorandum, there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any director, officer, manager, or to any other employee or agent of Seller earning $50,000 or more per annum, (ii) general increase in the compensation or in the rate of compensation payable or to become payable to hourly or salaried employees earning less than $50,000 per annum ("general increase" for the purpose hereof shall mean any increase generally applicable to a class or group of employees and shall not include increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally applicable to a class or group thereof), (iii) employee hired at a salary in excess of $50,000 per annum, or (iv) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee;

                 (h) there has been no Lien (other than Liens for current Taxes which are not past due) created on or in any of the Transferred Assets or assumed by Seller with respect to any Transferred Assets;

                 (i) no Liability has been incurred by Seller, except in the ordinary course of business and consistent with its prior practice, except as listed on Schedule 3.26 of the Disclosure Memorandum;

                 (j) no Liability has been discharged or satisfied, waived or released, other than in the ordinary course of business and consistent with its prior practice;

                 (k) there has been no sale, transfer, lease or other disposition of any material asset or assets of Seller, except in the ordinary course of Seller's Business, and no material debt to, or claim or right of, Seller has been canceled, compromised, waived or released;

                 (l) there has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any material right of Seller under any contract, agreement or lease, or governmental license, permit or permission;

                 (m) Seller has not (i) paid any judgment resulting from any Action, or (ii) made any payment to any party of more than $1,000 in settlement of any Action;

                 (n) Seller has not discontinued or determined to discontinue the sale of any products previously produced or sold by Seller representing more than one percent (1.0%) of Seller's annual sales during the period covered by the Audited Financial Statements;

                 (o) Seller has not entered into any agreement, lease or license outside the ordinary course of business;

                 (p) Seller has not acquired any capital shares or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm, or corporation;

                 (q) Seller has not failed to replenish its Inventories and supplies in a normal and customary manner consistent with its prior practice or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice; and

                 (r) Seller has not delayed or postponed the payment of any accounts payable and other Liabilities outside the ordinary course of business.

          3.27.  BANK ACCOUNTS; SAFETY DEPOSIT BOXES.  Schedule 3.27 of the
                 -----------------------------------
Disclosure Memorandum sets forth a list of each and every bank in which Seller maintains an account or safety deposit box and the account numbers of such accounts.

          3.28.  PERFORMANCE BONDS.  There are no contracts, work orders and
                 -----------------
jobs, oral or written, for which Seller has, or is required to provide, performance or similar bonds, the amount of such bonds and the Person issuing the bonds. Schedule 3.28 of the Disclosure Memorandum further identifies all payments, if any, which have been made during the preceding five years under any performance or similar bonds issued on Company's behalf.

          3.29.  FULL DISCLOSURE.  No representation, warranty or covenant of
                 ---------------
Seller or the Shareholders contained in this Agreement or in the Disclosure Memorandum or in any other written statement or certificate delivered by the Seller and the Shareholders, or any of them, pursuant to this Agreement or in connection with the transactions contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no past or present fact known to Seller or either Shareholder which materially and adversely affects, or in the future may materially and adversely affect Seller's Business which has not been disclosed in this Agreement, the Disclosure Memorandum or in the documents, certificates and written statements furnished to Purchaser for use in connection with the transactions contemplated hereby, except for facts affecting the refrigeration and HVAC equipment industry generally and general economic conditions.

4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER.
          --------------------------------------------

          As an inducement to the Shareholders and Seller to enter into this Agreement and to sell the Transferred Assets to Purchaser, Purchaser hereby represents, warrants and covenants as follows:

          4.1. ORGANIZATION.  Purchaser is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its properties and to carry on its business as presently conducted. Purchaser is qualified to do business and is in good standing as a foreign corporation under the laws of the States of Illinois and Indiana.

          4.2. AUTHORIZATION; NO INCONSISTENT AGREEMENTS.  Purchaser has full
               -----------------------------------------
corporate power and authority to make, execute and perform this Agreement, and the transactions contemplated hereby. This Agreement and all transactions required hereunder to be performed by Purchaser have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered on behalf of Purchaser by its duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of Purchaser enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will constitute a violation or breach of the articles of incorporation or the bylaws of Purchaser or any provision of any contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser may be affected or secured, or any order, writ, injunction, decree, statute, rule or regulation to which Purchaser is subject, or will result in the creation of any lien, charge, or encumbrance on any of the assets of Purchaser or acceleration of any debt.

          4.3. FULL DISCLOSURE.  No representation, warranty or covenant of
               ---------------
Purchaser contained in this Agreement, or in any other written statement or certificate delivered by Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.        INDEMNITIES.
          -----------

          5.1. INDEMNIFICATION OF PURCHASER.  Subject to the provisions of
               ----------------------------
Section 6 hereof, Seller and the Shareholders shall, jointly and severally, indemnify and hold harmless Purchaser, and its direct and indirect parent corporations and affiliates, their officers and directors (hereafter collectively "INDEMNITEES") from and against and in respect of any and all loss,
              -----------
damage, liability, cost and expense,
including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 5.4(b) below ("INDEMNIFIED LOSSES"), suffered or incurred by any
                         ------------------
Indemnitee by reason of, or arising out of:

               (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Seller or any of the Shareholders contained in this Agreement or in any certificate, schedule, instrument or document delivered to Purchaser by or on behalf of Seller or any of the Shareholders pursuant to the provisions of this Agreement, including, without limitation, the Disclosure Memorandum;

               (b) all obligations and liabilities of Seller other than the Assumed Liabilities, whether direct or indirect, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities resulting from or arising out of any default, performance or non-performance by Seller prior to the Closing under or with respect to any Assigned Contract; and

               (c) any claims, liabilities, obligations, damages, costs, and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Purchaser arising out of or resulting from Seller's operation of its business (including Seller's Business) or the Transferred Assets prior to and including the date hereof, including, without limitation, any liability or obligation described in Paragraph 5.1(b) above, other than the Assumed Liabilities.

          5.2. INDEMNIFICATION OF SELLER AND SHAREHOLDERS.  Purchaser shall
               ------------------------------------------
indemnify and hold harmless Seller and its directors and officers, the Shareholders and their respective affiliates (collectively, the "SELLER
                                                                 ------
INDEMNITEES") from and against and in respect of any and all loss, damage,
-----------
liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 5.4(b) below (collectively, the "SELLER
                                                                          ------
INDEMNIFIED LOSSES"), suffered or incurred by any Seller Indemnitee by reason
------------------
of, or arising out of:

               (a) any misrepresentation or breach of warranty by Purchaser contained in this Agreement or in any certificate, schedule, instrument or document delivered to Seller or the Shareholders by or on behalf of Purchaser pursuant to the provisions of this Agreement;

               (b) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded against Seller or the Shareholders arising out of or resulting from Purchaser's operation of its business (including the Seller's Business) or the Transferred Assets on or after the Closing Date; and

               (c) the failure of Purchaser to discharge when and as due any of the Assumed Liabilities.

          5.3. PAYMENT.  Any Person obligated to pay or reimburse any
               -------
Indemnified Losses or Seller Indemnified Losses hereunder (whether one or more, an "INDEMNIFYING PARTY") shall,
    ------------------
subject to the provisions of Paragraph 5.4 below, reimburse the party entitled to recover Indemnified Losses or Seller Indemnified Losses, as the case may be (whether one or more, an "INDEMNIFIED PARTY"), within 10 days of written demand
                          -----------------
on the Indemnifying Party therefor. If the Indemnifying Party objects to any claim made by an Indemnified Party hereunder and the Indemnified Party initiates legal action with respect thereto, the Indemnified Party agrees to join all affected parties in such action so that the rights and liabilities of the parties under this Agreement with respect to such claim may be resolved in one action.

          5.4. DEFENSE OF CLAIMS.
               -----------------

               (a) If any claim or Action by a third party arises after the date hereof for which an Indemnifying Party may be liable under the terms of this Agreement, then the Indemnified Party shall notify the Indemnifying Party (with Seller acting as agent for each Shareholder for purposes of any such claim or Action) within a reasonable time after such claim or Action arises and is known to the Indemnified Party, and shall give the Indemnifying Party a reasonable opportunity:

                    (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party;

                    (ii) to take all other required steps or proceedings to settle or defend any such claim or Action; and

                    (iii) to employ counsel to contest any such claim or Action in the name of the Indemnified Party or otherwise.

The expenses of all proceedings, contests or lawsuits with respect to such claims or Actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of such claim or Action, then the Indemnifying Party shall give written notice to the Indemnified Party within 30 days after notice from the Indemnified Party of such claim or Action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to the Indemnifying Party, in which event the Indemnifying Party shall notify the Indemnified Party at least 10 days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall have the right to control the defense of the claim or Action unless and until the Indemnifying Party shall (i) assume the defense of such claim or Action, and (ii) acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder to the Indemnified Party in connection with such claim or Action.

               (b) If the Indemnifying Party does not assume the defense of, or if after so assuming the Indemnifying Party fails to defend, any such claim or Action, then the Indemnified Party may defend against such claim or Action in such manner as such Indemnified Party may deem appropriate (provided that the Indemnifying Party may participate in such defense at its own expense) provided that the Indemnified Party may not settle such claim or Action without the Indemnifying Party's prior written consent, which will not be unreasonably withheld, and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or Action. If no settlement of such claim or Action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such Action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense of such claim or Action.

               (c) If an Order is rendered against the Indemnified Party in any Action covered by the indemnification hereunder, or any Lien in respect of such Order attaches to any of the assets of the Indemnified Party, the Indemnifying Party shall immediately upon such entry or attachment pay any amount required by such Order in full or discharge such Lien unless, at the expense and request of the Indemnifying Party, an appeal is taken under which the execution of the Order or satisfaction of the Lien is stayed. If and when a final Order is rendered in any such Action, the Indemnifying Party shall forthwith pay any amount required by such Order or discharge such Lien before the Indemnified Party is compelled to do so.

               (d) If any claim for Indemnified Losses or Seller Indemnified Losses that does not relate to claim or Action by a third party arises after the date hereof, the Indemnified Party shall provide written notice thereof to the Indemnifying Party. The amount and liability for such claim shall be deemed final unless the Indemnifying Party notifies the Indemnified Party in writing within forty-five (45) days of its receipt of such written notice that it disputes such claim. Until such claim becomes final or is resolved, Purchaser shall have the right to withhold the amount of such claim from any payments due to either Shareholder under the First Consulting Agreement or the Second Consulting Agreement, as the case may be. The Indemnifying Party shall pay or reimburse the Indemnified Party for any such Indemnified Loss or Seller Indemnified Losses, as the case may be, within thirty (30) days after such loss is deemed final.

6.        SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS.
          ------------------------------------------------

          6.1. SURVIVAL.  The representations, warranties and related
               --------
indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore made by Purchaser and the consummation of the transactions contemplated herein and shall continue in full force and effect for the period (the "SURVIVAL PERIOD") beginning on the Closing Date and continuing
                 ---------------
until the second anniversary thereof; provided, however, that the Survival Period with respect to the representations and warranties made by Seller and the Shareholders pursuant to Paragraphs 3.20 (Taxes) and 3.23 (Environmental Matters) hereof shall begin on the Closing Date and continue until the fifth anniversary thereof; and provided further, that the Survival Period shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration.

          6.2. LIABILITIES NOT ASSUMED.  Notwithstanding the provisions of
               -----------------------
Paragraph 6.1 above, Seller shall remain liable, during the Survival Period and thereafter, for all liabilities and obligations of Seller not assumed pursuant to Paragraph 1.4 above, including, without limitation, the liabilities and obligations specified in Paragraph 1.5 above.

          6.3. LIMITATION ON INDEMNIFICATION.  Notwithstanding the above:
               -----------------------------

               (a) No claim for indemnification shall be payable by Seller or the Shareholders under Paragraph 5.1(a) of this Agreement unless and until the amount of such claim(s) exceeds $25,000 in the aggregate and no indemnification for such claim(s) shall be payable in excess of Three Million One Hundred Four Thousand One Hundred Twenty-Five and 17/100 Dollars ($3,104,125.17) in the aggregate.

               (b) No claim for indemnification shall be payable by Purchaser under Paragraph 5.2(a) of this Agreement unless and until the amount of such claim(s) exceeds $25,000 in the aggregate, and no indemnification for such claim(s) shall be payable in excess of Three Million One Hundred Four Thousand One Hundred Twenty-Five and 17/100 Dollars ($3,104,125.17) in the aggregate.

               (c) For the avoidance of doubt, Purchaser's rights, if any, to collect Inventory Adjustment or the Receivables Adjustment Price are not subject to the provisions of this Paragraph 6.3.

          6.4. PURCHASER'S RIGHT OF SET-OFF.  Seller and Shareholders
               ----------------------------
acknowledge and agree that Purchaser is entitled to set-off any amounts payable by it to either Shareholder under the First Consulting Agreement and Second Consulting Agreement, as the case may be, or to the Seller and Shareholders under the terms of this Agreement, against any amounts due Purchaser from Seller or either Shareholder under the terms of this Agreement (whether such amount is due and payable by Seller or either Shareholder under the adjustments to the Purchase Price described in Paragraph 1.10 hereof, the right to indemnification described in Sections 2 and 5 hereof, or otherwise); provided, however, that prior to exercising its rights hereunder Purchaser shall provide Seller written notice of its intent to do so and an opportunity, reasonable under the circumstances, to protest the same.

7.        MISCELLANEOUS.
          -------------

          7.1. NOTICES.
               -------

               (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail (or the functional equivalent in any foreign country), return receipt requested, or by facsimile transmission to the intended recipient thereof at its address, or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if given or made by confirmed facsimile), or five (5) days after mailing (if given or made by letter addressed to a location within the country in which it is posted) or seven days after mailing (if made or given by letter addressed to a location outside the country in which it is posted), and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

          (i)  If to Purchaser:          Pameco Corporation
                                         1000 Center Place
                                         Norcross, Georgia  30093
                                         Facsimile No. (770) 798-0621
                                         Attn:  Theodore R. Kallgren

                With a copy to:          Kilpatrick & Cody
                                         1100 Peachtree Street, Ste. 2800
                                         Atlanta, Georgia 30309
                                         Facsimile No. (404) 815-6555
                                         Attn:  Marc K. Ritzmann, Esq.

          (ii)  If to Seller or
                 the Shareholders:       Mr. Ken Swanson
                                         1370 Royal Palm Way
                                         Boca Raton, Florida  33432
                                         Facsimile No. (407) 750-5082

                With copies to:          Keck, Mahin & Cate
                                         77 W. Wacker Drive, Ste. 490
                                         Chicago, Illinois  60601
                                         Facsimile No. (312) 634-5000
                                         Attn:  David M. Seghetti, Esq.

               (b) Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

          7.2. COUNTERPARTS.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          7.3. ENTIRE AGREEMENT.  This Agreement supersedes all prior
               ----------------
discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

          7.4. GOVERNING LAW.  The validity and effect of this Agreement shall
               -------------
be governed by and construed and enforced in accordance with the laws of the State of Illinois, without regard to conflicts rules.

          7.5. SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon
               ----------------------
and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

          7.6. PARTIAL INVALIDITY AND SEVERABILITY.  All rights and
               -----------------------------------
restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

          7.7. WAIVER.  Any term or condition of this Agreement may be waived
               ------
at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

          7.8. HEADINGS.  The headings of particular provisions of this
               --------
Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

          7.9. NUMBER AND GENDER.  Where the context requires, the use of the
               -----------------
singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

          7.10.TIME OF PERFORMANCE.  Time is of the essence.
               -------------------

          7.11.CERTAIN DEFINITIONS.  For purposes of this Agreement, the
               -------------------
following capitalized terms shall have the meanings specified below:

               (a)  "ACTION" shall mean any action, suit, litigation, complaint,
                     ------
counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

               (b)  "BUSINESS DAY" shall mean any day other than a Saturday, a
                     ------------
Sunday or a day on which commercial banks in the United States are required or authorized to be closed.

               (c)  "ENVIRONMENTAL LAWS" shall mean all federal, national,
                     ------------------
state, provincial, municipal, and local Laws, statutes, norms, ordinances, rules, regulations, general or particular conditions, conventions, requirements, decrees, covenants and common Law principles relating to health, safety and the environment, including without limitation, Laws, statutes, ordinances, rules, regulations, conventions, decrees, covenants and common Law principles relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, or to occupational or work safety and health, and any and all Laws, rules, regulations, codes, directives, guidelines, policies, plans, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

               (d)  "ENVIRONMENTAL PERMITS" shall mean all permits, licenses,
                     ---------------------
certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

               (e)  "FORUM" shall mean any federal, national, state, local,
                     -----
municipal or foreign court, governmental agency administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

               (f)  "GOVERNMENT" shall mean any federal, national, state,
                     ----------
provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

               (g)  "HAZARDOUS MATERIAL" shall mean any substance or material,
                     ------------------
including without limitation raw materials, commercial products and wastes or waste products that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation all substances and materials designated as hazardous or toxic under any applicable Environmental Law.

               (h)  "IMPROVEMENTS" shall mean all buildings, structures and
                     ------------
other improvements of any and every nature located on the Real Property and all fixtures attached or affixed, actually or constructively, to the Real Property or to any such buildings, structures of other improvements.

               (i)  "KNOWN," "TO THE KNOWLEDGE OF," "TO THE BEST KNOWLEDGE OF,"
                     -----    -------------------    ------------------------
"AWARE" or words of similar import employed in this Agreement with reference to
 -----
any individual or entity shall be conclusively presumed to mean that the person or entity has made reasonable and diligent efforts under the circumstances to become knowledgeable; in the case of Seller, "knowledge" shall be deemed to be the individual and collective knowledge (as defined above) of its directors and senior officers and managers.

               (j)  "LAW" shall mean all federal, national, state, provincial,
                     ---
local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

               (k)  "LIABILITY" shall mean any liability or obligation whether
                     ---------
known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

               (l)  "LIEN" shall mean any mortgage, pledge, hypothecation,
                     ----
security interest, encumbrance, claim, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

               (m)  "ORDERS" shall mean all applicable orders, writs, judgments,
                     ------
decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

               (n)  "PERSON" shall include an individual, a partnership, a joint
                     ------
venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Government.

               (o)  "SOLID WASTE" shall mean any garbage, refuse, sludge from a
                     -----------
waste treatment plant, water supply treatment plant, or air pollution control facility and other discharged material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

               (p)  "TAXES" shall mean any present or future taxes, levies,
                     -----
imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Government or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    PURCHASER:

                                    PAMECO CORPORATION


                                    By:___________________________
                                       Name:______________________
                                       Title:_____________________



                                    SELLER:

                                    CHASE SUPPLY COMPANY


                                    By:___________________________
                                       Name:  Ken Swanson
                                       Title:  President



                                    SHAREHOLDERS:


                                    ______________________________
                                    RICHARD SWANSON

                                    ______________________________
                                    KEN SWANSON